As filed with the Securities and Exchange Commission on March 28, 2007

Registration No. 333-139275

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORCHID CELLMARK INC.

(Exact name of registrant as specified in its charter)

Delaware	2835	22-3392819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4390 US Route One

Princeton, New Jersey 08540

(609) 750-2200

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Thomas A. Bologna

President and Chief Executive Officer

4390 US Route One

Princeton, New Jersey 08540

(609) 750-2200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

John J. Cheney, III, Esq.

Daniel T. Kajunski, Esq.

Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2007

PROSPECTUS

ORCHID CELLMARK INC.

4,874,630 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of a total of up to 4,874,630 shares of our common stock by the selling stockholders described in the section entitled “Selling Stockholders” beginning on page 12 of this prospectus.

The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled “Plan of Distribution” beginning on page 18 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We will pay all expenses incurred in effecting the registration statement of which this prospectus constitutes a part.

Our common stock is listed on the Nasdaq Global Market under the symbol “ORCH.” On March 27, 2007, the last reported sale price for our common stock was $6.07 per share.

You should consider carefully the risks that we have described in “ Risk Factors” beginning on page 2 of this prospectus before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2007

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in shares of our common stock.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

PROSPECTUS SUMMARY

The following is only a summary of some of the information contained or incorporated by reference in this prospectus which we believe to be important. We selected highlights of material aspects of our business to be included in this summary. We urge you to read this entire prospectus, including the information incorporated by reference in this prospectus. Investing in our common stock involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 2 of this prospectus.

BUSINESS OVERVIEW

We are engaged in the provision of DNA testing services that generate genetic profile information by analyzing an organism’s unique genetic identity.

The process of identifying unique variations in a genome is referred to as DNA testing. An individual’s identity can be confirmed with almost absolute certainty through DNA testing. First used to establish human identity in 1985, DNA testing has become the standard method used for forensic identification and to confirm paternity and other family relationships. In recent years, DNA testing has also been used in agricultural applications for selective trait breeding and related applications. DNA testing is also sometimes referred to in the industry as DNA fingerprinting, DNA typing, DNA profiling or genotyping.

Our business is primarily focused on DNA testing for human identity and to a lesser degree for agricultural applications. In the human identity area, we provide DNA testing services for forensic, family relationship and security applications. Forensic DNA testing is primarily used in the following ways: to establish and maintain DNA profile databases of individuals arrested or convicted of crimes; to analyze and compare evidence from crime scenes with these databases to possibly identify a suspect; and to confirm that a suspect committed a particular crime or to exonerate a falsely accused or convicted person. Forensic DNA testing can also be used to confirm a victim’s identity, particularly in mass disasters. Family relationship DNA testing is used to establish whether two or more people are genetically related. It is most often used to determine if a man has fathered a particular child in a paternity case. It can also be used to confirm a genetic relationship for purposes of immigration and adoption, estate settlement, genealogy and ancestry. Recently, DNA testing has been used by individuals and employers in security applications seeking to establish a person’s genetic profile and store it for identification purposes in the event of an emergency or accident. In agricultural applications, we provide DNA testing services for selective trait breeding and traceability applications. We provide agricultural susceptibility testing to enable farmers to breed sheep resistant to scrapie, a fatal, degenerative disease that affects the nervous systems of sheep and goats. We also provide genetic marker analysis in animals that can be used to confirm relationship, trace meat back to the farm of origin and breed animals with particular commercially desirable qualities.

We have operations in the United States, or the US, and in the United Kingdom, or the UK, and the majority of our current customers are based in these two countries. We provide our DNA testing services to various government agencies, private individuals and commercial companies.

CORPORATE INFORMATION

We were incorporated in Delaware in 1995. Our principal executive offices are located at 4390 US Route One, Princeton, New Jersey, 08540. Our telephone number is (609) 750-2200 and our web site address is www.orchid.com. We make available free of charge through the “Investors” section of our web site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission, or the SEC. We include our web site address in this prospectus as an inactive textual reference only.

The Orchid Cellmark logo, Genescreen, Lifecodes and Cellmark are trademarks, registered trademarks, service marks or registered service marks of Orchid Cellmark Inc. Unless the context otherwise requires, the terms “Orchid Cellmark,” “we,” “us” and “our” refer to Orchid Cellmark Inc. and its subsidiaries.

RISK FACTORS

Investing in our common stock is very risky. Before making an investment decision, you should carefully consider the risks set forth below as well as other information we include in this prospectus. You should be able to bear a complete loss of your investment.

RISKS RELATED TO OUR BUSINESS

If we fail to maintain the service contracts we have with various governmental agencies or fail to enter into additional contracts, we would lose a significant source of revenues.

We currently derive almost all of our revenues from the forensic, family relationship and agricultural testing fields. These services are heavily dependent upon contracts with various governmental agencies, which are typically open to bid and usually have a term from one to three years. The process and criteria for these awards are typically complex and highly competitive, particularly with respect to the price of the services offered. Although we have not previously been debarred or disqualified for breach or non-performance of any contract, if such debarment or disqualification were to occur we may not be awarded future government contracts. We may not be able to maintain any of our existing governmental contracts or be the successful bidder on any additional governmental contracts which may become available in the future, or we may not be able to negotiate terms acceptable to us in connection with any governmental contract awarded to us, which could adversely affect our results of operations and financial condition.

We currently receive a significant percentage of our annual gross revenue through relationships with two customers, one of whom has notified us of the termination of our agreement with them.

In August of 2001, we entered into a three-year agreement with the Department of Environment, Food and Rural Affairs, or DEFRA, to provide genotyping on sheep in order to test the animals for their susceptibility or resistance to scrapie. These services were provided under an initiative called the National Scrapie Plan to provide genotyping services in the hopes of aiding British farmers to breed sheep with reduced susceptibility to scrapie. Under the agreement, we received revenue during 2006 that was approximately 9% of our total revenues. In October 2006, our contract with DEFRA was extended through December 2008. If this agreement is terminated or if we cannot renew this agreement, we would lose our scrapie genotyping business, which would have a material impact on the financial condition of our business.

We also perform forensic testing services for several police forces throughout the UK through our agreement with Forensic Alliance Ltd., or FAL. It is by virtue of our relationship with FAL that we have been able to increase our revenues based on forensic testing such that the revenue we received under this arrangement was approximately 23% of our total revenues for the fiscal year ended December 31, 2006. In 2005, FAL was acquired by LGC Ltd., or LGC, a provider of analytical and diagnostic services, including DNA testing services, and to that extent a possible competitor for the business we currently conduct for FAL. On July 7, 2006, we received from FAL notice of termination of this agreement, effective July 15, 2007. We have been and are implementing plans to enable us to directly provide our services to UK police forces and extend our offerings of forensic services. As a result of our receipt of the notice of termination, we are in discussions with LGC regarding the transitioning of services we provide to UK police forces, including addressing the provision of services to police forces whose contract with FAL extends beyond the termination of our contract with FAL. We continue to expect our UK operations to be a significant part of our business. If our discussions with LGC do not result in an acceptable transition of the services we perform on behalf of FAL or if we are unable to successfully implement plans to enable us to directly provide our services to UK police forces, including having in place in a timely manner the necessary personnel and infrastructure, or are unsuccessful in securing a sufficient number of agreements directly with UK police forces, our business would be materially adversely affected.

Together, these two agreements constituted 66% of our international revenues and 32% of our total revenues for the fiscal year ended December 31, 2006.

We currently rely primarily on a single supplier for the majority of reagents and other components for the performance of our DNA testing services.

We are currently in the second year of a three-year purchase agreement with one supplier through which we purchase the majority of reagents and other components for use in our DNA testing services. In the event for any reason we are unable to obtain supplies from this supplier, we do have the ability to purchase reagents and components from other suppliers. However, if we had to switch to a different supplier or multiple suppliers, we would be required to obtain the approval of certain of our customers and we may be required to also change the instruments on which we perform DNA testing services, which could require significant capital investment. In addition, we receive substantial discounts based upon reaching a specific threshold of purchases per year of reagents and other components from this supplier. If we fail to reach the required threshold of purchases in any one year, our future discounts on purchases of reagents and other components from this supplier would decrease, which could have an adverse effect on our financial results.

Our future sales and marketing efforts may not be successful in achieving revenue growth.

We plan to continue to market our services to governments, commercial companies and private individuals. Our ability to successfully obtain new business, and where appropriate, enter into and maintain agreements with our customers, depends in part on the quality and pricing of our services. If we are unable to successfully implement our marketing plans, fail to maintain or enhance the quality of our services, or fail to offer attractive pricing for our services, our results of operations and financial condition could be adversely affected.

Future acquisitions or mergers could disrupt our ongoing operations, increase our expenses and adversely affect our revenues.

Although we have no commitments or agreements with respect to any acquisitions or mergers at present, we anticipate that a portion of our future growth may be accomplished either by acquiring or merging with existing businesses. Factors that will affect the success of any potential acquisition or merger to be made by us include our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to motivate personnel and to retain customers of acquired or merged businesses. We may not be able to identify suitable acquisition or merger opportunities, obtain necessary financing for an acquisition on acceptable terms or successfully integrate acquired personnel and operations. While we have not experienced material disruption to our ongoing business or distraction to our management and employees as a result of past acquisitions, we may experience such disruptions or distractions in the future.

We cannot guarantee the receipt of revenue from our government contracts.

We regularly compete in an open bid forum in order to secure or renew contracts with various law enforcement and governmental agencies for the provision of DNA-based testing services. A contract award may have limits that may be paid out under the contract (as allowed by state or other approved funding), and we are not always able to rely on a fixed amount of revenue based on services provided under the contract. For example, there may be a regulatory or other administrative basis beyond our control for which we do not receive the anticipated number of samples to be tested under a contract, which may have an adverse outcome on services billed or revenue received during a given fiscal period. Also, many contracts with governmental agencies allow for the agency to terminate a contract at any time if funding is not available to pay for our services.

Our failure to comply with applicable government and industry regulations or to maintain accreditations may affect our ability to develop, produce or market our potential services and may adversely affect our results of operations.

All of our laboratories maintain applicable industry accreditations for paternity and forensic testing both in the US and the UK, and voluntary accreditation by the New York State Department of Health and by the Standards Council of Canada. In addition, our UK laboratory must maintain ISO 17025 Forensic Quality Services accreditation in order to continue to provide forensic testing services. We cannot assure you that we will be able to maintain our accreditations. The loss of our accreditations could adversely affect our existing contracts which, in many cases, require that we maintain these accreditations, and could adversely affect our ability to enter into new contracts. As a result, our revenues could be eliminated or significantly reduced.

Our development and testing activities also involve the controlled use of hazardous materials. We are subject to laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products, as well as the conveyance, processing and storage of biological specimens. If we were in violation of any laws or regulations pertaining to the handling or use of hazardous materials, the remediation costs could be high and could have an adverse effect on our business and financial results.

International sales are subject to increased costs and other risks, which could affect our revenues.

Our business includes international sales which are subject to certain inherent risks, including difficulties in collecting accounts receivable, potentially longer payment cycles, increased costs associated with maintaining international marketing efforts, currency fluctuations as they impact reported results, changes in regulatory requirements and difficulties in enforcement of contractual obligations and intellectual property rights. During 2006, we derived 48% of our revenues from international sales. The significant percentage of our revenue derived from our UK operations makes us vulnerable to future fluctuations in the exchange rate, and while there is currently no material adverse impact to our financial results, future material adverse exchange rate movements would have an unfavorable translation impact on our consolidated financial results.

We had an accumulated deficit of $317 million as of December 31, 2006. If we fail to reach profitability and need to raise additional capital to fund our current and future operating plans or obtain such capital on unfavorable terms, then we may have to take further cost-cutting measures.

We have expended significant resources developing our facilities and funding commercialization activities. As a result, we have incurred significant losses to date. We had net losses of approximately $11.3 million, $9.4 million and $8.8 million for the years ended December 31, 2006, 2005 and 2004, respectively. We anticipate that our existing cash on hand will be sufficient to fund our operations at least through the next twelve months. If we fail to reach cash flow self sufficiency, we may need to raise additional funds through the sale of equity, convertible debt or equity-linked securities and/or we may have to further review our existing operations to determine new cost cutting measures, such as further consolidation of operational facilities and/or reductions in staff. We may not be able to raise additional funds or raise funds on terms that are acceptable to us, if at all. If future financing is not available to us, or is not available on terms acceptable to us, we may not be able to fund our future financing needs. If we raise funds through equity or convertible securities, our stockholders may experience dilution and our stock price may decline.

We have limited sales and marketing resources, and as a result, we may not achieve our expected revenue growth.

We currently have limited sales and marketing resources and we are subject to the possibility that our competitors may recruit our employees. As of December 31, 2006, none of our key sales and marketing employees had employment contracts with us. We also do not maintain key man life insurance policies for any of these individuals. Our sales and marketing resources are used to market our services to governments, commercial companies and private individuals. If our limited sales and marketing resources become inadequate, our expected revenue growth and financial condition could be adversely affected.

We may be held liable for any inaccuracies associated with our services, which may require us to defend ourselves in costly litigation.

We provide forensic, family relationship and agricultural testing services. Claims may be brought against us for incorrect identification of family relationships or other inaccuracies. Litigation of these claims in most cases is covered by our existing insurance policies. However, we could expend significant funds during any litigation proceeding brought against us and litigation can be a distraction to management. If a court were to require us to pay damages that are not covered by our existing insurance policies, the amount of such damages could significantly harm our financial condition, and even if covered, damages could exceed our insurance policy coverage limits. We currently maintain professional liability insurance with a maximum coverage limitation of $10 million. We have been named a defendant in a number of minor suits relating to our DNA testing services, including claims of incorrect results. None of the outcomes of these suits have had a material adverse effect on our business to date.

Our improvement of existing technologies and our ability to capture and develop future technologies to be utilized in our service offerings may not be commercially successful, which could adversely affect our revenues.

We are currently developing and commercializing a limited number of services based on our technologies in DNA testing of humans and for agricultural purposes. These services involve uses of products, software and technologies that require validation for commercial application, and we cannot assure you that we or our customers will be able to recognize a cost-effective, commercial benefit in using our technology. In addition, any assays we develop utilizing single nucleotide polymorphisms, or SNP, analysis technology may not be useful in assisting in food safety testing. Only a limited number of companies have developed or commercialized services based on SNP technology to date. Accordingly, even if we or our customers are successful in developing effective assays utilizing SNP technology for food safety testing, we cannot assure you that these discoveries will lead to commercially successful service offerings. If we fail to successfully develop our SNP technologies or any services based on such technologies, we may not achieve a competitive position in the market.

We may be unable to hire an adequate number of DNA analysts or successfully apply new technology.

Our growth and future operating results will depend, in part, upon our ability to recruit an adequate number of trained DNA analysts. Our growth and future operating results will also depend, in part, upon our ability to apply new technologies to automate and improve our DNA testing services to take advantage of new technologies. There can be no assurance that our development efforts will result in any additional commercially viable or successful improvements or efficiencies to our testing processes. Any potential improvements to the testing process may require substantial additional investment and possibly regulatory approvals, prior to implementation. Our inability to recruit trained DNA analysts, to develop improvements to our testing processes, to increase efficiencies, or to achieve market acceptance of such improvements could have a material adverse effect on our business, financial condition and results of operations.

Our ability to provide services may be seriously impaired by the occurrence of a natural disaster affecting any one or more of our laboratories.

Should we experience the occurrence of a natural disaster affecting one or more of our laboratories such that we would be unable to continue to provide services out of a particular facility for an extended period of time, and we were not able to scale up operations at our other facilities in order to continue to provide such services, we would be at risk of losing significant contractual revenue from governmental agencies, since many of our governmental agency contracts allow for the agency to terminate the contract early if we became unable to continue to render such services for an extended period of time, usually 90 days or more. However, we have multiple facilities, and may be able to shift operations from one facility to another in the event of a natural disaster, thereby mitigating the effects thereof.

Although we carry insurance for recovery in the instance of a natural disaster, the limits of this insurance are $32 million, and it is possible that our coverage will not be the same in all locations or that a loss in such an instance could exceed our ability to recover such costs.

Our success will depend partly on our ability to operate without misappropriating the intellectual property rights of others.

We may be sued for infringing, or may initiate litigation to determine that we are not infringing, on the intellectual property rights of others. Intellectual property litigation is costly, and could adversely affect our results of operations. If we do not prevail in any intellectual property litigation, we might have to pay damages, and we could be required to stop the infringing activity, or required to obtain a license to or design around the intellectual property in question. If we are unable to obtain a required license on acceptable terms, or are unable to practice non-infringing technologies or processes, we may be unable to sell some of our services, which would result in reduced revenues. We are named a defendant in a patent litigation matter. However, we believe we had the right to practice such technology by virtue of a third-party agreement, and we are actively engaged in defending this litigation. Other than the foregoing, we are not aware of any assertions that we are misappropriating the intellectual property rights of others.

If we cannot enter into new development or licensing agreements, we may be unable to further enhance our service offerings.

Our strategy for developing and commercializing technologies and services based on our discoveries depends upon our ability to enter into development and licensing arrangements. Our ability to enter into advantageous licensing or development agreements will depend upon whether or not companies that have technology complimentary to ours are willing or able to enter into an agreement with us, and on our ability to allocate financial resources to such investment. We also may have to rely on our collaborators and licensees or licensors for marketing of services, or distribution of services. If we are unable to enter into such development and licensing arrangements or implement our strategy to develop and commercialize additional services, it would have a material adverse effect on our results of operation and financial condition. If we enter into collaborations or licensing arrangements, we may be forced to relinquish rights to certain of our technologies, or grant licenses to third parties on terms that are unfavorable to us.

If our patent applications do not result in issued patents, our competitors may obtain rights to commercialize our discoveries, which would harm our competitive position.

Our success will depend, in part, on our ability to obtain patent protection on our proprietary technologies and services and to enforce such protection. We may not be able to obtain new patents for these technologies and services. We also may not have the resources to aggressively protect and enforce existing patent protection. We may need to obtain a license from certain third parties with respect to any patent covering technologies or methodologies which we wish to incorporate into our service offerings, but we may not be able to acquire such licenses on terms acceptable to us, if at all.

The scope of our issued patents may not provide us with adequate protection of our intellectual property, which would harm our competitive position.

Any issued patents that cover our proprietary technologies may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent may be challenged with respect to its validity or its enforceability. The US Patent and Trademark Office (or a court of appropriate jurisdiction), or any one of a number of foreign patent offices where we have pursued patent protection, may invalidate one or more of our patents. In addition, third parties may have patents of their own which could, if asserted, prevent us from practicing our proprietary technologies, including the methods we use to conduct genotyping. If we are otherwise unable to practice our patented technologies, we may not be able to commercialize our technologies or services. We currently believe that there may be at least one company actively infringing our proprietary single base primer extension technology. However, we have not completed an analysis of this third party’s practices or of the practices of any other third parties and cannot form a conclusion at this time as to infringement.

We may need to initiate lawsuits to protect or enforce our patents and other intellectual property rights, which could result in the forfeiture of these rights.

In order to protect or enforce our patent rights, we may need to initiate patent litigation against third parties. These lawsuits could be expensive, take significant time and divert management’s attention from other business concerns. These lawsuits could result in the invalidation or a limitation in the scope of our patents or forfeiture of the rights associated with our patents. We cannot assure you that we will prevail in any future litigation or that a court will not find damages or award other remedies in favor of the opposing party in any of these suits. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. Securities analysts or investors may perceive these announcements to be negative, which would likely cause the market price of our stock to decline.

Other rights and measures that we rely upon to protect our intellectual property may not be adequate to protect our services and could reduce our ability to compete in the market.

In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. While we require employees, collaborators, consultants and other third parties to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:

•	the agreements may be breached;

•	we may have inadequate remedies for any breach;

•	proprietary information could be disclosed to our competitors; or

•	others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies.

To our knowledge, we have never been materially harmed by a breach under any of the circumstances listed above. However, if our intellectual property is disclosed or misappropriated, it would harm both our ability to protect our rights and our competitive position. The pursuit of a remedy for such an alleged breach may require a substantial amount of our resources, time, effort and expenses.

Our ability to utilize our net operating loss carryforwards may be limited.

As of December 31, 2006, our net operating loss, or NOL, carryforwards were approximately $242 million and approximately $167 million for federal and state income tax purposes, respectively. Our federal and state NOL carryforwards begin to expire in 2007. Utilization of our NOLs to offset future taxable income, if any, may be substantially limited due to “change of ownership” provisions in the Tax Reform Act of 1986, or the Act. The Act provides for a limitation on the annual use of NOL carryforwards and research and development credits following certain ownership changes, as defined by the Act, which could significantly limit our ability to utilize or sell these carryforwards and research and development credits. We have determined that an ownership change, as defined by the Act, occurred in 1999. Approximately $41 million of NOL carryforwards is limited due to this ownership change. We may have experienced other ownership changes, as defined by the Act, as a result of past financings and may experience others in connection with future financings. Accordingly, our ability to utilize the aforementioned federal NOL carryforwards may be further limited in the future.

RISKS ASSOCIATED WITH OUR COMMON STOCK

Future issuance of our securities may dilute the rights of our stockholders.

Our Board of Directors has the authority to issue shares of preferred stock and to determine the price, preferences, privileges and other terms of those shares. Our Board of Directors may exercise this authority without any further approval of our stockholders. Additionally, if we need to raise additional funds through the sale of equity, convertible debt or equity-linked securities, your percentage ownership in us on a diluted basis will be reduced. These transactions may dilute the value of our outstanding common stock. We may also issue securities that have rights, preferences and privileges senior to our common stock.

We have various mechanisms in place that stockholders may not consider favorable, which may discourage takeover attempts and may prevent or frustrate attempts by stockholders to change our direction or management.

Certain provisions of our restated certificate of incorporation, as amended, and our second amended and restated by-laws, as well as Section 203 of the Delaware General Corporation Law and our adoption of a stockholder rights plan, may discourage, delay or prevent a change in control or the ability of stockholders to change our direction or management, even if the changes would be beneficial to stockholders. These provisions include:

•	authorizing the issuance of “blank check” preferred stock that could be designated and issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

•	creating a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our Board of Directors;

•	prohibiting cumulative voting in the election of directors, which will allow a majority of stockholders to control the election of all directors;

•	requiring super-majority voting to effect certain amendments to our certificate of incorporation and by-laws;

•	limiting who may call special meetings of stockholders;

•	prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of stockholders; and

•	establishing advance notice requirements for nominations of candidates for election to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, pursuant to our stockholder rights plan, each share of our common stock has an associated preferred share purchase right. The rights will not trade separately from the common stock until, and are exercisable only upon, the acquisition or the potential acquisition through tender offer by a person or group of 15% or more of our outstanding common stock.

Our stock price has been, and likely will continue to be, volatile and your investment may suffer a decline in value.

The market prices for securities of companies quoted on The Nasdaq Stock Market, including our market price, have in the past been, and are likely to continue in the future to be, very volatile. Between January 1, 2005 and March 15, 2007, the closing price of our common stock ranged from a low of $2.05 to a high of $13.91. The Nasdaq Composite Index has significantly declined since our initial public offering in May 2000 and remains very volatile. The market price of our common stock has been, and likely will continue to be, subject to substantial volatility depending upon many factors, many of which are beyond our control, including:

•	announcements regarding the results of development efforts by us or our competitors;

•	announcements regarding the acquisition of technologies or companies by us or our competitors;

•	changes in our existing development or licensing arrangements or formation of new development or licensing arrangements;

•	the loss of existing business;

•	our inability to secure new contractual relationships for our genotyping services or new volume of testing samples at acceptable prices;

•	technological innovations or new service offerings developed by us or our competitors;

•	changes in our intellectual property portfolio;

•	developments or disputes concerning our proprietary rights;

•	issuance of new or changed securities analysts’ reports and/or recommendations applicable to us;

•	additions or departures of our key personnel;

•	our operating losses; and

•	continued economic uncertainty with respect to the valuation of certain technology companies and other market conditions.

Fluctuations in our quarterly revenues and operating results may negatively impact our stock price.

Our revenues and results of operations have fluctuated significantly in the past and these fluctuations are likely to continue in the future due to a variety of factors, many of which are outside of our control. These factors include:

•	the timing of US federal funding for forensic DNA testing through the National Institute of Justice;

•	our ability to secure new contractual relationships for forensic, family relationship and agricultural testing or retain existing relationships upon contract expirations;

•	the volume and timing of testing samples received in our laboratories for testing services;

•	the inherent seasonality in our agricultural testing business;

•	the number of trained DNA analysts which are available to process the samples for testing services;

•	the number, timing and significance of new services introduced by our competitors;

•	our ability to develop, market and introduce new services on a timely basis;

•	our ability to maintain and grow the volume of forensic testing services in the UK through directly providing our services to UK police forces;

•	changes in the cost, quality and availability of intellectual property and components required to perform our services; and

•	availability of commercial and government funding to researchers who use our services.

Fixed operating costs associated with our technologies and services, as well as personnel costs, marketing and sales programs and overhead costs, account for a substantial portion of our operating expenses. We cannot adjust these expenses quickly in the short term. If our testing volumes and related pricing decline due to market pressure, our revenues will decline and we may not be able to reduce our operating expenses accordingly. Our loss of revenues and failure to reduce operating expenses would harm our operating results. In addition, market and other conditions may require certain non-cash charges such as impairment charges related to long-lived assets and restructuring charges to be recorded by us in future periods. If our operating results in any quarter or quarters fail to meet the expectations of public market analysts or investors, the market price of our common stock is likely to fall.

We cannot assure you that your investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Risk Factors” and elsewhere in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “estimates,” “plans,” “intends,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Such statements are based on our current expectations and are subject to a number of factors and uncertainties that could cause actual results or outcomes to differ materially from those described in such forward-looking statements. These statements address or may address the following subjects, among others:

•	our continued expectation that our UK operations will be a significant part of our business;

•	our anticipation that our existing cash on hand will be sufficient to fund our operations at least through the next twelve months;

•	our anticipation that a portion of our future growth may be accomplished either by acquiring or merging with existing businesses; and

•	our plan to continue to market our services to governments, commercial companies and private individuals.

These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. Any forward-looking statement in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Neither we nor any other person assumes responsibility for the accuracy or completeness of these statements and, except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

USE OF PROCEEDS

The net proceeds from the disposition of the shares of common stock covered by this prospectus will be received by the selling stockholders or their transferees. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders or their transferees.

SELLING STOCKHOLDERS

On November 21, 2006, we sold 4,874,630 shares of our common stock in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. This prospectus relates to the resale from time to time of these shares of our common stock by the selling stockholders named below.

Pursuant to the terms of the private placement, we filed a registration statement, of which this prospectus constitutes a part, in order to permit the purchasers to resell to the public the shares of our common stock issued in connection with the transaction. The selling stockholders have each represented to us that they have obtained the shares for their own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act of 1933, as amended, or exemptions thereto. Except for the ownership of the shares of common stock set forth below, the selling stockholders have not had any material relationship with us within the past three years. In accordance with the terms of the private placement, this prospectus generally covers the resale of all of the shares of common stock we issued in the private placement.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of December 1, 2006 and the number of shares being offered hereby by each selling stockholder. For purposes of the following description, the term “selling stockholder” includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholders. The information is based on information provided by or on behalf of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after December 1, 2006 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

	Shares Beneficially Owned Prior to Offering (1)		Shares Being Offered	Shares Beneficially Owned After Offering (1)(2)
Selling Stockholder (3)	Number	Percent		Number	Percent
Accipiter Life Sciences Fund, LP (4)	1,022,047	3.5%	69,514	952,533	3.3%
Accipiter Life Sciences Fund (Offshore), Ltd. (4)	582,560	2.0%	19,703	562,857	1.9%
Accipiter Life Sciences Fund II, LP (4)	614,300	2.1%	51,443	562,857	1.9%
Accipiter Life Sciences Fund II (Offshore), Ltd. (4)	1,119,611	3.8%	505,281	614,330	2.1%
Accipiter Life Sciences Fund II (QP), LP (4)	617,994	2.1%	314,059	303,935	1.0%
Aries Domestic Fund I, LP (5)	21,771	*	19,971	1,800		*
Aries Domestic Fund II, LP (5)	17,930	*	15,630	2,300		*
Aries Master Fund II (5)	58,030	*	51,230	6,800		*
Capital Ventures International (6)	300,000	1.0%	300,000	—	—
Cranshire Capital, L.P. (7)	270,000	*	250,000	20,000		*
Hudson Bay Fund LP (8)	96,000	*	96,000	—	—
Hudson Bay Overseas Fund Ltd. (8)	104,000	*	104,000	—	—
Iroquois Master Fund Ltd. (9)	500,000	1.7%	250,000	250,000		*
LB I Group Inc. (10)	1,041,566	3.6%	1,041,566	—	—
Otago Partners, LLC (11)	66,338	*	66,338	—	—
Pleiades Investment Partners-R LP (12)	392,800	1.3%	260,500	132,300		*
Potomac Capital International Ltd (12)	355,430	1.2%	239,630	115,800		*
Potomac Capital Partners LP (12)	554,312	1.9%	367,925	186,387		*
Truk International Fund, LP (13)	18,150	*	18,150	—	—
Truk Opportunity Fund, LLC (14)	146,859	*	146,859	—	—
UBS O’Connor LLC FBO O’Connor Global Convertible Arbitrage Master Ltd. (15)	361,600	1.2%	361,600	—	—
UBS O’Connor LLC FBO O’Connor Global Convertible Arbitrage II Master Ltd. (15)	38,400	*	38,400	—	—
UBS O’Connor LLC FBO O’Connor PIPES Corporate Strategies Master Ltd. (16)	220,000	*	200,000	20,000		*
Valesco Healthcare Master Fund, L.P. (17)	86,831	*	86,831	—	—

*	Less than 1%.

(1)	Percentages are based on 29,249,773 shares of common stock that were issued and outstanding as of December 1, 2006.

(2)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholder will have sold all of the shares covered by this prospectus upon the completion of the offering.

(3)	Selling stockholders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. In addition, selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, if such selling stockholder (a) did not acquire its shares being offered in the ordinary course of business or (b) had any agreement or understanding, directly or indirectly, with any person to distribute the securities. To our knowledge, no selling stockholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation. Each selling stockholder purchased the shares of common stock in the private placement in the ordinary course of such stockholder’s business and, at the time of the purchase of such shares did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares.

(4)	Gabe Hoffman is the managing member of Candens Capital, LLC, which is the general partner of Accipiter Life Sciences Fund, LP, Accipiter Life Sciences Fund II, LP and Accipiter Life Sciences Fund II (QP), LP. Mr. Hoffman is also the managing member of Accipiter Capital Management, LLC, which is the investment manager of Accipiter Life Sciences Fund (Offshore), Ltd. and Accipiter Life Sciences Fund II (Offshore), Ltd. Mr. Hoffman may be deemed the beneficial owner of all shares of common stock held by Accipiter Life Sciences Fund, LP, Accipiter Life Sciences Fund (Offshore), Ltd., Accipiter Life Sciences Fund II, LP, Accipiter Life Sciences Fund II (Offshore), Ltd. and Accipiter Life Sciences Fund II (QP), LP. Candens Capital, LLC may be deemed the beneficial owner of all shares of common stock held by Accipiter Life Sciences Fund, LP, Accipiter Life Sciences Fund II, LP and Accipiter Life Sciences Fund II (QP), LP. Accipiter Capital Management, LLC may be deemed to be the beneficial owner of all shares of common stock held by Accipiter Life Sciences Fund (Offshore), Ltd. and Accipiter Life Sciences Fund II (Offshore), Ltd.

(5)	Lindsay A. Rosenwald, M.D. is the sole stockholder, chairman and chief executive officer of Paramount BioCapital Asset Management, Inc., or PBCAM, an investment adviser registered with the SEC. PBCAM is the investment manager of the Aries Master Fund II and is the general partner to each of Aries Domestic Fund I, LP and Aries Domestic Fund II, LP. Dr. Rosenwald has voting and investment control over the securities held by Aries Domestic Fund I, LP, Aries Domestic Fund II, LP and Aries Master Fund II. Dr. Rosenwald is also chairman, chief executive officer and sole stockholder of Paramount BioCapital, Inc., a registered broker-dealer. See footnotes 3, 11 and 17.

(6)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International, or CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as investment manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any beneficial ownership of the shares. CVI is affiliated with one or more registered broker-dealers. See footnote 3.

(7)	Includes 20,000 shares of common stock issuable upon exercise of warrants. Mitchell P. Kopin, the president of Downview Capital, Inc., the general partner of Cranshire Capital, L.P., has the sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downview Capital, Inc. disclaims beneficial ownership of the shares of common stock held by Cranshire Capital, L.P.

(8)	John Doscas, and Yoav Roth share authority to vote and dispose of the securities held by Hudson Bay Fund LP and Hudson Bay Overseas Fund Ltd. Messrs. Doscas and Roth disclaim beneficial ownership of the securities held by both funds. These selling stockholders are affiliated with XTF Market Making LLC and XTF Capital LLC, both of which are registered broker-dealers. See footnote 3.

(9)	Joshua Silverman has voting and investment control of the securities held by Iroquois Master Fund Ltd., which wholly owns Iroquois Capital, L.P. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund Ltd.

(10)	LB I Group Inc. is a wholly-owned subsidiary of Lehman Brothers Inc., a registered broker-dealer. Lehman Brothers Inc. is a wholly-owned subsidiary of Lehman Brothers Holdings Inc., a public reporting company. See footnote 3.

(11)	Lindsay A. Rosenwald, M.D. is the managing member of Otago Partners, LLC. Dr. Rosenwald has voting and investment control over the shares of common stock held by Otago Partners, LLC. Dr. Rosenwald is the sole shareholder, chairman and chief executive officer of Paramount BioCapital, Inc., a registered broker-dealer, and Paramount BioCapital Asset Management, Inc., an investment adviser registered with the SEC. See footnotes 3, 5 and 17.

(12)	Paul J. Solit exercises the sole voting and dispositive power with respect to the shares of common stock held by Pleiades Investment Partners-R LP, Potomac Capital International Ltd and Potomac Capital Partners LP. Pleiades Investment Partners-R LP, Potomac Capital International Ltd and Potomac Capital Partners LP may be deemed to be affiliates and therefore deemed to beneficially own shares held by one another.

(13)	Michael E. Fein and Stephen Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of Truk International Fund, LP, exercise investment and voting control over the securities owned by Truk International Fund, LP. Each of Michael E. Fein and Stephen Saltzstein disclaims beneficial ownership of the shares of common stock held by Truk International Fund, LP.

(14)	Michael E. Fein and Stephen Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Each of Michael E. Fein and Stephen Saltzstein disclaims beneficial ownership of the shares of common stock held by Truk Opportunity Fund, LLC.

(15)	This selling stockholder is a fund which cedes investment control to its investment manager, UBS O’Connor LLC. The investment manager makes all investment and voting decisions. UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG, which is listed and traded on the New York Stock Exchange, or NYSE. See footnote 3.

(16)	Includes 20,000 shares of common stock issuable upon exercise of warrants. This selling stockholder is a fund which cedes investment control to its investment manager, UBS O’Connor LLC. The investment manager makes all investment and voting decisions. UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG, which is listed and traded on the NYSE. See footnote 3.

(17)	Valesco Healthcare GP, LLC is the general partner to Valesco Healthcare Master Fund, L.P. Keith Maher, M.D., is a member and the portfolio manager of Valesco Healthcare GP, LLC, and as such has authority to vote and dispose of the securities held by Valesco Healthcare Master Fund, L.P. Lindsay A. Rosenwald, M.D. is the managing member of Valesco Healthcare GP, LLC. Dr. Rosenwald is the sole shareholder, chairman and chief executive officer of Paramount BioCapital, Inc., a registered broker-dealer, and PBCAM, an investment adviser registered with the SEC. Dr. Maher is a managing director of PBCAM. See footnotes 3, 5 and 11.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our restated certificate of incorporation, as amended, and our second amended and restated bylaws is a summary and is qualified in its entirety by the provisions of these documents.

Our authorized capital stock currently consists of 150,000,000 shares of common stock, par value of $.001 per share, and 5,000,000 shares of preferred stock, par value of $.001 per share, of which 1,000,000 shares are designated Series A Junior Participating Preferred Stock and five shares are designated Series A Convertible Preferred Stock. As of March 15, 2007, 29,513,032 and 29,349,773 shares of common stock were issued and outstanding, respectively, and no shares of preferred stock were issued and outstanding.

COMMON STOCK

Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our Board of Directors out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

Our Board of Directors is authorized to issue, without stockholder approval, up to 4,000,000 shares of preferred stock having rights senior to those of our common stock. Our Board of Directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Any preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal. In connection with the creation of the Rights Plan described under “Shareholder Rights Plan” below, our Board of Directors designated 1,000,000 shares of our preferred stock as Series A Junior Participating Preferred Stock for issuance under the Rights Plan. In addition, our Board of Directors designated 1,680 and issued 1,675 shares of our Series A Convertible Preferred Stock in connection with a March 2003 private placement. All shares of Series A Convertible Preferred Stock issued in that private placement have been converted into common stock and the shares of Series A Convertible Preferred Stock so converted have been cancelled and are now authorized and unissued shares of preferred stock of no designated series and can not be reissued as Series A Convertible Preferred Stock. We currently have five shares designated as Series A Convertible Preferred Stock.

WARRANTS

As of March 15, 2007, there were outstanding warrants to purchase 631,561 shares of common stock held by 34 investors. Such warrants expire in February 2008 and have an adjusted exercise price of $11.48 per share. The number of shares for which the warrants are exercisable is subject to adjustment for stock splits, combinations or dividends and reclassifications, exchanges or substitutions. In addition, the exercise price of the warrants may be subject to adjustment in the event that we issue any shares of common stock, or securities convertible into or exercisable for shares of common stock, at a purchase price that is less than such exercise price.

SHAREHOLDER RIGHTS PLAN

On May 16, 2001, our Board of Directors declared a dividend of one preferred stock purchase right, hereafter referred to as a right, for each outstanding share of common stock held by stockholders of record at the close of business on May 31, 2001. Each right entitles the registered holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a purchase price of $40.00, subject to adjustment. A complete description and terms of the rights are set forth in a Rights Agreement, hereafter referred to as the Rights Agreement, between us and American Stock Transfer & Trust Company, as Rights Agent, dated July 27, 2001, as amended March 31, 2003.

The rights are attached to all certificates for outstanding shares of our common stock and are not presently exercisable. The rights will separate from the common stock and become exercisable upon a Distribution Date, which is the earlier to occur of (a) ten days following a public announcement or disclosure that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, (b) ten business days following the commencement of a tender offer or exchange offer that may result in a person, entity or group owning more than 15% of the outstanding shares of our common stock or (c) ten business days after our Board of Directors declares someone to be an Adverse Person, as defined in the Rights Agreement.

After a Distribution Date, if the rights have not been redeemed by us, each holder of a right will receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right. Additionally, if, after any person, entity or group obtains ownership of more than 15% of the outstanding shares of our common stock, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each holder of a right will receive upon exercise of a right the number of shares of common stock of the acquiring company having a market value equal to two times the exercise price of the right. Following the occurrence of the events described above, rights beneficially owned by any person triggering the Distribution Date will be void and may not be exercised.

At any time prior to a Distribution Date, our Board of Directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. The terms of the rights may generally be amended by our Board of Directors without the consent of the holders of the rights. Until a right is exercised, the holder will have no rights as a stockholder.

The rights should not interfere with any merger or other business combination approved by our Board of Directors. The rights are not intended to prevent a takeover of Orchid Cellmark. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of Orchid Cellmark deemed undesirable by our Board of Directors. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our Board of Directors.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

The provisions of Delaware law and of our restated certificate of incorporation, as amended, and second amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Orchid Cellmark.

Delaware Statutory Business Combinations Provision

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Classified Board of Directors

Our Board of Directors is divided into three classes. Each year our stockholders elect the members of one of the three classes to a three-year term of office. All directors elected to our classified Board of Directors serve until the election and qualification of their respective successors or their earlier resignation or removal. Only our Board of Directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. Only our Board of Directors (or its remaining members, even if less than a quorum) is empowered to fill vacancies on our Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of our Board of Directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of our Board of Directors. For example, in general, at least two annual meetings would be necessary for stockholders to effect a change in a majority of the members of our Board of Directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our second amended and restated bylaws provide that, for nominations to our Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 60 days nor more than 90 days prior to the anniversary of the previous year’s annual meeting. For a special meeting, the notice must generally be delivered by not less than 60 days nor more than 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our second amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by our entire Board of Directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent

Our restated certificate of incorporation, as amended, does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Shareholder Rights Plan

We have adopted a shareholder rights plan, which is more commonly known as a poison pill, as discussed above under the caption “Shareholder Rights Plan.”

Super-Majority Stockholder Vote Required for Certain Actions

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation, as amended, requires the affirmative vote of the holders of at least 70% of our outstanding voting stock to amend or repeal any of the provisions discussed in the section entitled “Delaware Law and Certain Charter and Bylaw Provisions” in this prospectus. This 70% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A 70% vote will also be required for any amendment to, or repeal of, our second amended and restated bylaws by the stockholders. Our second amended and restated bylaws may be amended or repealed by a simple majority vote of our Board of Directors.

LISTING

Our common stock is listed on the Nasdaq Global Market under the symbol “ORCH.”

TRANSFER AGENT AND REGISTRAR

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933, as amended.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of 11,473 shares of our common stock and options to purchase 784 shares of our common stock.

EXPERTS

The consolidated financial statements and financial statement schedule of Orchid Cellmark Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements and related financial statement schedule refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room;

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

•	obtain a copy from the SEC web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-1 filed by us with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus. We incorporate by reference the documents listed below (File No. 000-30267):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed on March 15, 2007, as amended by Amendment No. 1 thereto as filed on March 28, 2007;

•	the description of our common stock contained in our registration statement on Form 8-A as filed on April 10, 2000, as amended by the registration statement on Form 8-A/A as filed on May 1, 2000; and

•	the description of our preferred share purchase rights contained in our registration statement on Form 8-A as filed on August 3, 2001.

You may obtain copies of these filings, at no cost, through the “Investors” section of our website (www.orchid.com), and we will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, by writing or telephoning us at:

Orchid Cellmark Inc.

Attention: Secretary

4390 US Route One

Princeton, New Jersey 08540

Telephone: (609) 750-2200

The information contained on our website is not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the registration of the securities being registered. All of the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$1,651
Legal fees and expenses	30,000
Accounting fees and expenses	20,000
Printing and engraving fees	1,000
Miscellaneous	1,000

Total	$53,651

Item 14.	Indemnification of Directors and Officers.

Article NINTH of the Company’s restated certificate of incorporation, as amended, provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

Article NINTH of the Company’s restated certificate of incorporation, as amended, further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Company must indemnify those persons to the fullest extent permitted by such law as so amended.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Item 15.	Recent Sales of Unregistered Securities.

Since December 2003, we have sold the following securities that were not registered under the Securities Act of 1933, as amended:

1.	On February 23, 2004, we issued 32,620 shares of our common stock to our former lender in connection with the cashless exercise of a warrant to purchase our common stock.

2.	On February 27, 2004, we issued an aggregate of 3,157,799 shares of our common stock and warrants to purchase up to an aggregate of 631,561 shares of our common stock to 34 accredited investors resulting in aggregate gross proceeds of approximately $30.3 million. The warrants are exercisable at any time through the fourth anniversary of the issuance date at an adjusted exercise price equal to $11.48 per share or via a cashless exercise.

3.	On April 17, 2004, we issued 25,967 shares of our common stock to our former lender in connection with the cashless exercise of a warrant to purchase our common stock.

4.	On May 3, 2004, we issued 40,000 shares of our common stock in exchange for the payment of an aggregate exercise price of $0.1 million upon the exercise of a warrant to purchase our common stock.

5.	On May 4, 2004, we issued 10,221 shares of our common stock to our former lender in connection with the cashless exercise of a warrant to purchase our common stock.

6.	On November 22, 2004 and December 3, 2004, we issued an aggregate of 1,600,000 shares of our common stock resulting in proceeds of approximately $3.6 million in connection with the exercise of warrants we issued in connection our March 31, 2003 private placement of 1,675 units, with each unit consisting of one share of Series A Convertible Preferred Stock and a warrant to purchase shares of our common stock.

7.	Since December 2003, we have issued an aggregate of approximately 7,445,000 shares of our common stock in connection with the conversion of 1,675 shares of our Series A Convertible Preferred Stock, which included the issuance of shares of our common stock as payment of accrued dividends on the converted shares of Series A Convertible Preferred Stock.

8.	On November 21, 2006, we issued an aggregate of 4,874,630 shares of our common stock to 24 accredited investors resulting in aggregate gross proceeds of approximately $14.0 million.

No underwriters were involved in the foregoing offers and sales of securities. The issuances of the warrants and the shares of common stock issued upon exercise of the warrants, and the shares of common stock issued as a dividend on the shares of Series A Convertible Preferred Stock were made in reliance upon an exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering and the rules and regulations thereunder. The issuance of the shares of common stock in connection with the conversion of the shares of Series A Convertible Preferred Stock were made in reliance upon an exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Section 3(a)(9) thereof relative to the exchange of securities with no additional consideration and the rules and regulations thereunder.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The following is a list of exhibits filed as part of this registration statement on Form S-1:

Exhibit Number	Description
3.1(1)	Restated Certificate of Incorporation of the Registrant, dated May 10, 2000 (filed as Exhibit 3.1)

3.2(1)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated June 12, 2001 (filed as Exhibit 3.2)

3.3(1)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated June 14, 2002 (filed as Exhibit 3.3)

3.4(2)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated March 30, 2004 (filed as Exhibit 4.10)

3.5(2)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant,

3.6(1)	Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of the Registrant, dated August 1, 2001 (filed as Exhibit 3.4)

3.7(3)	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Registrant, dated March 31, 2003 (filed as Exhibit 3.1)

3.8(4)	Second Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.4)

4.1(5)	Specimen certificate for share of common stock (filed as Exhibit 4.1)

4.2(6)	Rights Agreement, dated as of July 27, 2001, by and between the Registrant and American Stock Transfer & Trust Company, which includes the form of Certificate of Designation setting forth the terms of the Series A Junior Participating Preferred Stock, $0.001 par value, as Exhibit A, the form of rights certificate as Exhibit B and the summary of rights to purchase Series A Junior Participating Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, printed rights certificates will not be mailed until after the Distribution Date (as defined in the Rights Agreement) (filed as Exhibit 4.1)

4.3(3)	First Amendment to Rights Agreement by an between the Registrant and American Stock Transfer & Trust Company, as rights agent, dated as of March 31, 2003 (filed as Exhibit 10.3)

4.4(3)	Form of Warrant dated March 31, 2003 issued to investors (filed as Exhibit 4.1)

4.5(7)	Form of Warrant dated February 27, 2004 between Registrant and investors (filed as Exhibit 4.1)

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the shares of common stock being registered

10.1(8)††	1995 Stock Incentive Plan, as amended, including form of stock option certificate for incentive and non-statutory stock options (filed as Exhibit 10.1)

10.2(8)††	2000 Employee, Director, Consultant Stock Plan, including form of stock option agreement for non-statutory and incentive stock options (filed as Exhibit 10.2)

10.3(9)††	The Amended and Restated 2005 Stock Plan and the form of stock option agreement for non-statutory and incentive stock options (filed as Exhibits 99.1, 99.2 and 99.3, respectively)

10.4(8)††	Executive Benefit Program, including Executive Deferred Compensation Plan and Executive Severance Plan (filed as Exhibit 10.3)

10.5(10)††	Lifecodes Corporation 1992 Employee Stock Option Plan (filed as Exhibit 99.2)

Exhibit Number	Description
10.6(10)††	Lifecodes Corporation 1995 Employee Stock Option Plan (filed as Exhibit 99.3)

10.7(10)††	Lifecodes Corporation 1998 Stock Plan (filed as Exhibit 99.4)

10.8(3)	Securities Purchase Agreement by and among the Registrant and the purchasers set forth on the execution pages thereof, dated as of March 31, 2003 (filed as Exhibit 10.1)

10.9(3)	Registration Rights Agreement, dated as of March 31, 2003 (filed as Exhibit 10.2)

10.10(7)	Form of Securities Purchase Agreement dated February 26, 2004 between the Registrant and investors (filed as Exhibit 4.2)

10.11(11)	Securities Purchase Agreement dated November 21, 2006 among the Registrant and the investors listed on the Schedule of Investors attached thereto (filed as Exhibit 10.1)

10.12(12)†	Commercial Services Agreement effective September 17, 2001 between the Registrant and the Department of Environment, Food and Rural Affairs (filed as Exhibit 10.22)

10.13(12)†	Agreement dated July 15, 2002 between the Registrant and Forensic Alliance Limited (filed as Exhibit 10.23)

10.14(12)††	Employment Agreement, as amended, dated May 16, 2003 between the Registrant and Paul J. Kelly (filed as Exhibit 10.24)

10.15(12)†	Amended Patent Assignment and License Agreement dated July 7, 2003 by and between the Registrant, GeneCo Pty Ltd, Diatech Pty Ltd and Queensland University of Technology (filed as Exhibit 10.25)

10.16(12)†	Exclusive Patent License Agreement dated October 1, 2003 between the Registrant and Saint Louis University (filed as Exhibit 10.26)

10.17(12)†	Settlement Agreement dated August 6, 2002 between the Registrant and Saint Louis University (filed as Exhibit 10.27)

10.18(12)	Amendment No. 1 to Settlement Agreement dated October 1, 2003 between the Registrant and Saint Louis University (filed as Exhibit 10.28)

10.19(13)††	Action by Compensation Committee of the Registrant on July 13, 2004 with respect to bonus of Paul J. Kelly (filed as Exhibit 10.35)

10.20(14)††	Director Compensation Policy, effective January 1, 2004 (filed as Exhibit 10.36)

10.21(14)††	Employment Agreement dated April 25, 2005 between the Registrant and Raymond J. Land (filed as Exhibit 10.1)

10.22(15)	NWI Lease Agreement between the Registrant and NWI Warehouse Group L.P. dated February 15, 1996 for the facility located at 1400 Donelson Pike, Suite A-15, Nashville, Tennessee, 37217 (filed as Exhibit 10.1)

10.23(15)	Lease Agreement Amendment No. 1 between the Registrant and Duke-Weeks Realty L.P. dated January 23, 2001 for the facility located at 1400 Donelson Pike, Suite A-15, Nashville, Tennessee, 37217 (filed as Exhibit 10.2)

10.24(15)	Lease Agreement Amendment No. 2 between the Registrant and Duke Realty Limited Partnership dated August 8, 2005 for the facility located at 1400 Donelson Pike, Suite A-15, Nashville, Tennessee, 37217 (filed as Exhibit 10.3)

10.25(15)	Lease Agreement between the Registrant and Valwood Service Center I, Ltd. effective October 15, 2005 for the facility located at 13988 Diplomat Drive, Suite 100, Farmers Branch, Texas, 75234 (filed as Exhibit 10.4)

10.26(15)	Lease Agreement between the Registrant and Valwood Service Center I, Ltd. effective December 15, 2005 for the facility located at 13988 Diplomat Drive, Suite 100, Farmers Branch, Texas, 75234 (filed as Exhibit 10.5)

Exhibit Number	Description
10.27(16)††	Employment Agreement dated March 8, 2006 between the Registrant and Thomas A. Bologna (filed as Exhibit 99.1)

10.28(17)	Letter Agreement by and between College Road Associates, Limited Partnership and the Registrant, dated January 18, 2005 (filed as Exhibit 10.27)

10.29(17)	Amendment No. 1 to Lease Agreement by and between Bellemead Development Corporation and the Registrant, dated November 1, 2005 (filed as Exhibit 10.28)

10.30(17)††	Employment Agreement dated December 21, 2005 between the Registrant and Gordon J. Brown (filed as Exhibit 10.29)

10.31(17)†	Letter Agreement and Product Loan Agreement between the Registrant and Applied Biosystems, dated January 5, 2006 (filed as Exhibit 10.30)

10.32(18)††	Severance Agreement dated April 24, 2006 between the Registrant and Paul J. Kelly (filed as Exhibit 99.1)

10.33(19)††	Addendum to Employment Agreement dated March 8, 2006 between the Registrant and Thomas A. Bologna (filed as Exhibit 10.33)

21.1(19)	Subsidiaries of the Registrant (filed as Exhibit 21.1)

23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 to this registration statement on Form S-1 and incorporated herein by reference)

23.2	Consent of KPMG LLP

24.1*	Powers of Attorney (see signature page)

*	Previously filed.

†	Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment thereof.

††	Management or compensatory plan.

(1)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2002 as filed with the Commission on August 14, 2002 (File No. 000-30267).

(2)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s registration statement on Form S-8 as filed with the Commission on June 29, 2005 (File No. 333-126227).

(3)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K as filed with the Commission on April 2, 2003 (File No. 000-30267).

(4)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Annual Report for the Year ended December 31, 2001 as filed with the Commission on April 1, 2002 (File No. 000-30267).

(5)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2001 as filed with the Commission on November 14, 2001 (File No. 000-30267).

(6)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s registration statement on Form 8-A as filed with the Commission on August 3, 2001 (File No. 000-30267).

(7)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K as filed with the Commission on March 8, 2004 (File No. 000-30267).

(8)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s registration statement on Form S-1, as amended, as originally filed with the Commission on February 18, 2000 (File No. 333-30774).

(9)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K as filed with the Commission on June 14, 2005 (File No. 000-30267).

(10)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s registration statement on Form S-8 as filed with the Commission on January 15, 2002 (File No. 333-76744).

(11)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K as filed with the Commission on November 21, 2006 (File No. 000-30267).

(12)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2003 as filed with the Commission on March 29, 2004 and May 27, 2004 (File No. 000-30267).

(13)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Commission on March 31, 2005 (File No. 000-30267).

(14)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 as filed with the Commission on May 6, 2005 (File No. 000-30267).

(15)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 as filed with the Commission on November 9, 2005 (File No. 000-30267).

(16)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K as filed with the Commission on March 9, 2006 (File No. 000-30267).

(17)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Commission on May 24, 2006 (File No. 000-30267).

(18)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K as filed with the Commission on April 27, 2006 (File No. 000-30267).

(19)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 as filed with the Commission on March 15, 2007 and March 28, 2007 (File No. 000-30267).

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a further post-effective amendment to the registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however:

(A)	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)	Provided, further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this post-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey, on March 28, 2007.

ORCHID CELLMARK INC.

By:	/S/ THOMAS A. BOLOGNA
Thomas A. Bologna President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to the registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signatures		Title	Date

By:	/s/ THOMAS A. BOLOGNA Thomas A. Bologna	Director, President and Chief Executive Officer (Principal Executive Officer)	March 28, 2007

By:	/s/ JOHN C. DEIGHAN John C. Deighan	Corporate Controller (Principal Financial and Accounting Officer)	March 28, 2007

By:	* George H. Poste, DVM, PhD	Chairman of the Board of Directors	March 28, 2007

By:	* James Beery	Director	March 28, 2007

By:	* Sidney M. Hecht, PhD	Director	March 28, 2007

By:	* Kenneth D. Noonan, PhD	Director	March 28, 2007

By:	* Nicole S. Williams	Director	March 28, 2007

*By:	/s/ THOMAS A. BOLOGNA Thomas A. Bologna Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1(1)	Restated Certificate of Incorporation of the Registrant, dated May 10, 2000 (filed as Exhibit 3.1)

3.2(1)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated June 12, 2001 (filed as Exhibit 3.2)

3.3(1)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated June 14, 2002 (filed as Exhibit 3.3)

3.4(2)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated March 30, 2004 (filed as Exhibit 4.10)

3.5(2)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant,

3.6(1)	Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of the Registrant, dated August 1, 2001 (filed as Exhibit 3.4)

3.7(3)	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Registrant, dated March 31, 2003 (filed as Exhibit 3.1)

3.8(4)	Second Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.4)

4.1(5)	Specimen certificate for share of common stock (filed as Exhibit 4.1)

4.2(6)	Rights Agreement, dated as of July 27, 2001, by and between the Registrant and American Stock Transfer & Trust Company, which includes the form of Certificate of Designation setting forth the terms of the Series A Junior Participating Preferred Stock, $0.001 par value, as Exhibit A, the form of rights certificate as Exhibit B and the summary of rights to purchase Series A Junior Participating Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, printed rights certificates will not be mailed until after the Distribution Date (as defined in the Rights Agreement) (filed as Exhibit 4.1)

4.3(3)	First Amendment to Rights Agreement by an between the Registrant and American Stock Transfer & Trust Company, as rights agent, dated as of March 31, 2003 (filed as Exhibit 10.3)

4.4(3)	Form of Warrant dated March 31, 2003 issued to investors (filed as Exhibit 4.1)

4.5(7)	Form of Warrant dated February 27, 2004 between Registrant and investors (filed as Exhibit 4.1)

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the shares of common stock being registered

10.1(8)††	1995 Stock Incentive Plan, as amended, including form of stock option certificate for incentive and non-statutory stock options (filed as Exhibit 10.1)

10.2(8)††	2000 Employee, Director, Consultant Stock Plan, including form of stock option agreement for non-statutory and incentive stock options (filed as Exhibit 10.2)

10.3(9)††	The Amended and Restated 2005 Stock Plan and the form of stock option agreement for non-statutory and incentive stock options (filed as Exhibits 99.1, 99.2 and 99.3, respectively)

10.4(8)††	Executive Benefit Program, including Executive Deferred Compensation Plan and Executive Severance Plan (filed as Exhibit 10.3)

10.5(10)††	Lifecodes Corporation 1992 Employee Stock Option Plan (filed as Exhibit 99.2)

10.6(10)††	Lifecodes Corporation 1995 Employee Stock Option Plan (filed as Exhibit 99.3)

10.7(10)††	Lifecodes Corporation 1998 Stock Plan (filed as Exhibit 99.4)

Exhibit Number	Description
10.8(3)	Securities Purchase Agreement by and among the Registrant and the purchasers set forth on the execution pages thereof, dated as of March 31, 2003 (filed as Exhibit 10.1)

10.9(3)	Registration Rights Agreement, dated as of March 31, 2003 (filed as Exhibit 10.2)

10.10(7)	Form of Securities Purchase Agreement dated February 26, 2004 between the Registrant and investors (filed as Exhibit 4.2)

10.11(11)	Securities Purchase Agreement dated November 21, 2006 among the Registrant and the investors listed on the Schedule of Investors attached thereto (filed as Exhibit 10.1)

10.12(12)†	Commercial Services Agreement effective September 17, 2001 between the Registrant and the Department of Environment, Food and Rural Affairs (filed as Exhibit 10.22)

10.13(12)†	Agreement dated July 15, 2002 between the Registrant and Forensic Alliance Limited (filed as Exhibit 10.23)

10.14(12)††	Employment Agreement, as amended, dated May 16, 2003 between the Registrant and Paul J. Kelly (filed as Exhibit 10.24)

10.15(12)†	Amended Patent Assignment and License Agreement dated July 7, 2003 by and between the Registrant, GeneCo Pty Ltd, Diatech Pty Ltd and Queensland University of Technology (filed as Exhibit 10.25)

10.16(12)†	Exclusive Patent License Agreement dated October 1, 2003 between the Registrant and Saint Louis University (filed as Exhibit 10.26)

10.17(12)†	Settlement Agreement dated August 6, 2002 between the Registrant and Saint Louis University (filed as Exhibit 10.27)

10.18(12)	Amendment No. 1 to Settlement Agreement dated October 1, 2003 between the Registrant and Saint Louis University (filed as Exhibit 10.28)

10.19(13)††	Action by Compensation Committee of the Registrant on July 13, 2004 with respect to bonus of Paul J. Kelly (filed as Exhibit 10.35)

10.20(14)††	Director Compensation Policy, effective January 1, 2004 (filed as Exhibit 10.36)

10.21(14)††	Employment Agreement dated April 25, 2005 between the Registrant and Raymond J. Land (filed as Exhibit 10.1)

10.22(15)	NWI Lease Agreement between the Registrant and NWI Warehouse Group L.P. dated February 15, 1996 for the facility located at 1400 Donelson Pike, Suite A-15, Nashville, Tennessee, 37217 (filed as Exhibit 10.1)

10.23(15)	Lease Agreement Amendment No. 1 between the Registrant and Duke-Weeks Realty L.P. dated January 23, 2001 for the facility located at 1400 Donelson Pike, Suite A-15, Nashville, Tennessee, 37217 (filed as Exhibit 10.2)

10.24(15)	Lease Agreement Amendment No. 2 between the Registrant and Duke Realty Limited Partnership dated August 8, 2005 for the facility located at 1400 Donelson Pike, Suite A-15, Nashville, Tennessee, 37217 (filed as Exhibit 10.3)

10.25(15)	Lease Agreement between the Registrant and Valwood Service Center I, Ltd. effective October 15, 2005 for the facility located at 13988 Diplomat Drive, Suite 100, Farmers Branch, Texas, 75234 (filed as Exhibit 10.4)

10.26(15)	Lease Agreement between the Registrant and Valwood Service Center I, Ltd. effective December 15, 2005 for the facility located at 13988 Diplomat Drive, Suite 100, Farmers Branch, Texas, 75234 (filed as Exhibit 10.5)

10.27(16)††	Employment Agreement dated March 8, 2006 between the Registrant and Thomas A. Bologna (filed as Exhibit 99.1)

Exhibit Number	Description
10.28(17)	Letter Agreement by and between College Road Associates, Limited Partnership and the Registrant, dated January 18, 2005 (filed as Exhibit 10.27)

10.29(17)	Amendment No. 1 to Lease Agreement by and between Bellemead Development Corporation and the Registrant, dated November 1, 2005 (filed as Exhibit 10.28)

10.30(17)††	Employment Agreement dated December 21, 2005 between the Registrant and Gordon J. Brown (filed as Exhibit 10.29)

10.31(17)†	Letter Agreement and Product Loan Agreement between the Registrant and Applied Biosystems, dated January 5, 2006 (filed as Exhibit 10.30)

10.32(18)††	Severance Agreement dated April 24, 2006 between the Registrant and Paul J. Kelly (filed as Exhibit 99.1)

10.33(19)††	Addendum to Employment Agreement dated March 8, 2006 between the Registrant and Thomas A. Bologna (filed as Exhibit 10.33)

21.1(19)	Subsidiaries of the Registrant (filed as Exhibit 21.1)

23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 to this registration statement on Form S-1 and incorporated herein by reference)

23.2	Consent of KPMG LLP

24.1*	Powers of Attorney (see signature page)

*	Previously filed.

†	Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment thereof.

††	Management or compensatory plan.

(1)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2002 as filed with the Commission on August 14, 2002 (File No. 000-30267).

(2)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s registration statement on Form S-8 as filed with the Commission on June 29, 2005 (File No. 333-126227).

(3)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K as filed with the Commission on April 2, 2003 (File No. 000-30267).

(4)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Annual Report for the Year ended December 31, 2001 as filed with the Commission on April 1, 2002 (File No. 000-30267).

(5)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2001 as filed with the Commission on November 14, 2001 (File No. 000-30267).

(6)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s registration statement on Form 8-A as filed with the Commission on August 3, 2001 (File No. 000-30267).

(7)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K as filed with the Commission on March 8, 2004 (File No. 000-30267).

(8)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s registration statement on Form S-1, as amended, as originally filed with the Commission on February 18, 2000 (File No. 333-30774).

(9)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K as filed with the Commission on June 14, 2005 (File No. 000-30267).

(10)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s registration statement on Form S-8 as filed with the Commission on January 15, 2002 (File No. 333-76744).

(11)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K as filed with the Commission on November 21, 2006 (File No. 000-30267).

(12)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2003 as filed with the Commission on March 29, 2004 and May 27, 2004 (File No. 000-30267).

(13)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Commission on March 31, 2004 (File No. 000-30267).

(14)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 as filed with the Commission on May 6, 2005 (File No. 000-30267).

(15)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 as filed with the Commission on November 9, 2005 (File No. 000-30267).

(16)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K as filed with the Commission on March 9, 2006 (File No. 000-30267).

(17)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Commission on May 24, 2006 (File No. 000-30267).

(18)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K as filed with the Commission on April 27, 2006 (File No. 000-30267).

(19)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 as filed with the Commission on March 15, 2007 and March 28, 2007 (File No. 000-30267).